Exhibit 10.2

EXECUTION VERSION

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF VOTES WITH RESPECT TO A CHAPTER 11 PLAN OF REORGANIZATION. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR, AS APPLICABLE, PROVISIONS OF THE BANKRUPTCY CODE.

RESTRUCTURING SUPPORT AGREEMENT

by and among

HERCULES OFFSHORE, INC. AND ITS SUBSIDIARIES PARTY HERETO

and

THE UNDERSIGNED CREDITOR PARTIES

dated as of May 26, 2016

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and including all exhibits annexed hereto which are incorporated by reference herein, this “Agreement”), dated as of May 26, 2016, is entered into by and among (x) Hercules Offshore, Inc., a Delaware corporation (“HERO”), and each of the undersigned direct and indirect subsidiaries of HERO (the “Subsidiaries,” and together with HERO, the “HERO Entities”) and (y) each of the undersigned parties, severally and not jointly (each, together with their respective successors and permitted assigns and any subsequent holder of First Lien Claims (as defined below) that becomes party hereto in accordance with the terms hereof, collectively, an “Ad Hoc Group Member” and collectively, the “Ad Hoc Group”) who are holders of (i) First Lien Claims, and (ii) in certain cases, common shares issued by HERO (the “HERO Common Stock”). Each of the HERO Entities and the Ad Hoc Group Members is referred to herein individually as a “Party” and, collectively, as the “Parties”.

WHEREAS, HERO and its majority-owned subsidiaries provide shallow-water drilling and marine services to the oil and natural gas exploration and production industry globally through its domestic offshore, international offshore, and international liftboats segments;

WHEREAS, on November 6, 2015, the HERO Entities entered into that certain Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “First Lien Credit Agreement”), among HERO, as borrower, the Subsidiaries, as guarantors, Jefferies Finance LLC, as administrative agent and collateral agent (the “First Lien Agent”), and the lenders from time to time party thereto (the “First Lien Lenders”). Claims and Obligations (as defined in the First Lien Credit Agreement) owed under the First Lien Credit Agreement are collectively referred to herein as “First Lien Claims”;

WHEREAS, on April 18, 2016, HERO and certain of its subsidiaries (the “Loan Parties”) entered into that certain Forbearance Agreement and First Amendment to the Credit Agreement (the “Forbearance Agreement”), with the First Lien Agent for itself and certain First Lien Lenders designated therein, pursuant to which, the First Lien Lenders agreed to forbear from exercising their rights and remedies under the First Lien Credit Agreement with respect to the alleged failure by the Loan Parties to comply with certain specified affirmative covenants under the First Lien Credit Agreement through April 28, 2016 (the “Forbearance Period”);

WHEREAS, on April 28, 2016, the Loan Parties (as defined in the First Lien Credit Agreement) entered into Amendment No. 1 to Forbearance Agreement and First Amendment to Credit Agreement (“Amendment No. 1”) with the First Lien Agent and certain First Lien Lenders designated therein, which extended the Forbearance Period until the earliest to occur of: (i) the termination of the Forbearance Period as a result of any default; (ii) 11:59 p.m. (New York City time) on May 31, 2016; and (iii) 11:59 p.m. (New York City time) on the second Business Day following the Required Lenders’ delivery of written notice (which notice shall be effective only if delivered after 11:59 p.m. (New York City time) on May 4, 2016) to the Loan Parties (with a copy to the First Lien Agent and the Collateral Agent) in accordance with Section 10.01(a) of the Credit Agreement terminating the Forbearance Period;

WHEREAS, on the date hereof, the Loan Parties entered into that certain Amended and Restated Forbearance Agreement (the “Amended and Restated Forbearance Agreement”) with the First Lien Agent for itself and certain First Lien Lenders designated therein, pursuant to which, among other things, subject to the terms of the Amended and Restated Forbearance Agreement and without any waiver of the Specified Defaults (as defined in the Amended and Restated Forbearance Agreement), (i) forbear during the Forbearance Period (as defined in the Amended and Restated Forbearance Agreement) from exercising certain of their default-related rights and remedies against the Loan Parties with respect to the Specified Defaults (other than (w) the giving of written notice of the Specified Gibraltar Default (as defined in the Amended and Restated Forbearance Agreement) pursuant to Sections 8.01(e) and 10.01 of the First Lien Credit Agreement, (x) the acceleration of the Loans (as defined in the First Lien Credit Agreement) pursuant to Section 8.01 of the First Lien Credit Agreement, (y) the delivery of a written direction instructing the First Lien Agent to deliver a written instruction to the Escrow Agent (as defined in the First Lien Credit Agreement) to distribute all the funds in the Escrow Account (as defined in the First Lien Credit Agreement) to the First Lien Agent to prepay the Loans pursuant to Section III(d) of the Escrow Agreement during the Forbearance Period and (z) the delivery by the First Lien Agent of a written instruction to the Escrow Agent to distribute all of the funds in the Escrow Account to the First Lien Agent to prepay the Loans pursuant to III(d) of the Escrow Agreement, (ii) consent to release of liens contemplated by the release documents listed on Exhibit C to the Amended and Restated Forbearance Agreement, and (iii) upon the request of HERO after the Forbearance Effective Date (as defined in the Amended and Restated Forbearance Agreement), consent to the release of the Non-Debtor Loan Parties (as defined in the Amended and Restated Forbearance Agreement) from their Guarantee and release the Liens (as defined in the First Lien Credit Agreement) on and security interest in any and all assets and property of the Non-Debtor Loan Parties on the Effective Date of the Plan (as defined below);

WHEREAS, the HERO Entities and the Ad Hoc Group have negotiated, in good faith and at arms’ length, a transaction that will effectuate a financial restructuring of the HERO Entities’ capital structure and financial obligations (the “Restructuring”), on the terms and conditions set forth in this Agreement and the Term Sheet attached hereto as Exhibit A (including any annexes and schedules attached thereto, the “Term Sheet”) that is to be implemented through voluntary cases to be commenced (the date of such commencement, the “Petition Date”) by HERO, each of the Subsidiaries that is a domestic United States entity (other than Hercules Liftboat Company, LLC and Hercules Offshore International, LLC) (collectively, the “Debtors”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”), before the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), on a consensual basis pursuant to a joint “pre-packaged” chapter 11 plan to be confirmed under chapter 11 of the Bankruptcy Code, the terms and conditions of which will be on the terms described in this Agreement and the Term Sheet, and that is otherwise in form and substance reasonably acceptable to the Debtors and the Requisite Consenting Lenders (as defined below) (the “Plan”);

WHEREAS, as of the date hereof and upon the acceleration of the Obligations under the First Lien Credit Agreement but prior to the distribution by the Escrow Agent of all the funds in the Escrow Account to the First Lien Agent to prepay the First Lien Claims pursuant to Section III(d) of the Escrow Agreement and Section 2.10(a)(i) of the First Lien Credit Agreement, the HERO Entities owed $579 million (plus accrued and unpaid interest) under the First Lien Credit Agreement on account of principal indebtedness, unpaid accrued interest, and the Applicable Premium; it being understood that additional Fees (as defined in the First Lien Credit Agreement) and Obligations may also be due and owing;

WHEREAS, the Parties intend to implement the Restructuring contemplated herein through a “pre-packaged” chapter 11 plan, and in connection therewith, the Debtors have agreed, subject to the terms and conditions of this Agreement, (i) to prepare a disclosure statement containing “adequate information” (as that term is used in the Bankruptcy Code) with respect to the Plan and the Term Sheet and otherwise in form and substance reasonably acceptable to the Debtors and the Requisite Consenting Lenders (the “Disclosure Statement”), (ii) to solicit acceptances of the Plan from the First Lien Lenders and holders of HERO Common Stock publicly traded equity interests in accordance with applicable non-bankruptcy law, as permitted under sections 1125(g) and 1126(b) of the Bankruptcy Code, (iii) to prepare and file, in case(s) under chapter 11 of the Bankruptcy Code (the “Chapter 11 Cases”), the Plan and the Disclosure Statement, and (iv) to use commercially reasonably efforts to cause the Plan to be confirmed by the Bankruptcy Court and consummated thereafter, all in accordance with the terms of this Agreement and the Term Sheet;

WHEREAS, the Ad Hoc Group Members, who collectively hold more than 99% of the outstanding loans and commitments under the First Lien Credit Agreement and approximately 27% of the HERO Common Stock, as set forth on Schedule 1 hereto, have agreed, among other things, subject to the receipt of a Disclosure Statement, to vote in favor of, and not oppose, the Restructuring and the Plan on the terms and subject to the conditions set forth in this Agreement and the Term Sheet; and

WHEREAS, the Parties desire to express to each other their mutual support and commitment in respect of the Restructuring pursuant to the Plan on the terms and conditions contained in this Agreement and the attached Term Sheet.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

1. Incorporation of Term Sheet and Definitions; Interpretation.

The Term Sheet is expressly incorporated herein by reference and is made part of this Agreement. All references herein to this “Agreement” or “herein” shall include the Term Sheet where not expressly stated. The general terms and conditions of the Restructuring, as supplemented by the terms and conditions of this Agreement, are set forth in the Term Sheet. In the event the terms and conditions set forth in the Term Sheet and this Agreement are inconsistent, the terms and conditions set forth in the Term Sheet shall govern. Capitalized terms used and not defined in this Agreement shall have the meaning ascribed to them in the Term Sheet.

In this Agreement, unless the context otherwise requires:

a.	words importing the singular also include the plural, and references to one gender include all genders;

b.	the headings in this Agreement are inserted for convenience only and do not affect the construction of this Agreement and shall not be taken into consideration in its interpretation;

c.	the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

d.	the words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “or” is not exclusive; and

e.	references to any governmental entity or any governmental department, commission, board, bureau, agency, regulatory authority, instrumentality, or judicial or administrative body, in any jurisdiction shall include any successor to such entity.

2. Effectiveness; Entire Agreement.

a.	This Agreement shall become effective as to the HERO Entities and each individual Ad Hoc Group Member upon delivery of counterpart signature pages to (i) this Agreement by and among (x) the Ad Hoc Group Members that together own and hold with the power to vote at least 99% of the aggregate amount of outstanding principal indebtedness under the First Lien Credit Agreement, and (y) the HERO Entities (such date, the “RSA Effective Date”).

b.

Without limiting the rights and remedies of any Party arising from a breach of this Agreement prior to its valid termination, if this Agreement is validly terminated in its entirety in accordance with its terms, then this Agreement shall be null and void and have no further legal effect and none of the Parties shall have any liability or obligation arising under or in connection with this

Agreement; provided that if this Agreement is validly terminated in its entirety in accordance with its terms as to any Party but not as to all Parties, then this Agreement shall be null and void and have no further legal effect only with respect to such Party.

c.	Each of the exhibits attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include and incorporate the exhibits, including the Term Sheet. In the event of any inconsistency between this Agreement (without reference to the exhibits) and the exhibits, this Agreement (without reference to the exhibits) shall govern except in the case of the Term Sheet, in which case the terms provided in the Term Sheet shall govern.

d.	With the exception of non-disclosure and confidentiality agreements among the Parties and the Amended and Restated Forbearance Agreement, this Agreement (including the Term Sheet) constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements (oral and written) and all other prior negotiations.

3. Mutual Covenants of All Parties.

For so long as this Agreement has not been validly terminated in its entirety in accordance with its terms, and subject to the terms and conditions of this Agreement, the Parties agree severally and not jointly (in the case of any Ad Hoc Group Member, so long as it remains the legal owner, beneficial owner and/or investment advisor or manager of or with power and/or authority to bind any First Lien Claims and, if applicable, HERO Common Stock (provided that any transfer of First Lien Claims or, if applicable, HERO Common Stock is made in accordance with Section 10 herein)) to use commercially reasonable efforts to complete the Restructuring through the Plan within the timeframe contemplated by this Agreement and on terms and conditions consistent with those set forth herein and in the Term Sheet. For so long as this Agreement has not been validly terminated in its entirety in accordance with its terms, each Party hereby agrees and covenants severally (but not jointly) to:

a.	cooperate with each other in good faith and coordinate their activities in connection with (i) the pursuit and implementation of the Restructuring, (ii) confirmation and consummation of the Plan, and (iii) in the event that the Debtors and the Requisite Consenting Lenders agree on an alternative structure that provides tax efficiencies and lower costs, implementing such an alternative Wind Down Entity structure, in each case as soon as reasonably practicable;

b.

use commercially reasonable efforts and work in good faith to negotiate definitive documents implementing, achieving and relating to the Restructuring, including, but not limited to, (i) the Disclosure Statement, the motion seeking approval of the Disclosure Statement, the Plan, the order of the Bankruptcy Court confirming the Plan (such order, in form and substance reasonably acceptable to the Requisite Consenting Lenders, the “Confirmation

Order”), the motion seeking entry of the Confirmation Order, the plan supplement and its exhibits, the Solicitation Procedures (as defined below), the motion seeking the entry of orders approving the Debtors’ ability to use cash collateral on interim and final bases (collectively, the “Cash Collateral Orders”), and each of the organizational, governance and exit credit documents contemplated by the Term Sheet; (ii) such other related plan documents and ancillary agreements required to implement the Restructuring, the Plan and Disclosure Statement, each of which are more specifically described in the Term Sheet and shall contain terms and conditions substantially consistent in all respects with the Term Sheet and, if not specified in the Term Sheet, otherwise in form and substance reasonably acceptable to the Requisite Consenting Lenders and the Debtors (collectively, the “Definitive Documents”); and (iii) execute (to the extent they are a party thereto) the Definitive Documents and otherwise support and seek to effect the actions and transactions contemplated thereby, in each case as soon as reasonably practicable, provided that each of the Definitive Documents shall (A) contain terms and conditions consistent in all material respects with this Agreement and the Term Sheet and (B) otherwise be reasonably acceptable in all respects to the Debtors and the Requisite Consenting Lenders, including with respect to any modifications, amendments, or supplements to such Definitive Documents, provided further that each of the organizational, governance and exit credit documents contemplated by the Term Sheet shall be substantially consistent in all material respects with the Term Sheet and this Agreement and reasonably acceptable to the Requisite Consenting Lenders in all respects (it being understood that any objection by the Requisite Consenting Lenders to any provision of the organizational, governance or exit credit documents contemplated by this Agreement and the Term Sheet that would materially and adversely affect the recoveries of the First Lien Lenders contemplated therein, or to have a material and adverse impact on the governance structure of the Wind Down Entity shall be deemed to be reasonable);

c.	use their commercially reasonable efforts to negotiate and execute all Definitive Documents reasonably necessary or otherwise required to commence solicitation for the Plan (“Solicitation”) by no later than May 31, 2016;

d.	take such action as may be reasonably necessary to carry out the purposes and intent of this Agreement;

e.	not take any action that is inconsistent in any material way with, or is intended to frustrate, delay or impede the timely approval and confirmation of the Plan and consummation of the transactions described in the Term Sheet and the Plan;

f.	to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the transactions contemplated herein, negotiate in good faith appropriate additional or alternative provisions to address any such impediment; provided, that the economic outcome for the Parties and other materials terms of this Agreement are preserved in any such provisions;

g.	comply with all of its obligations under this Agreement and the exhibits annexed hereto (which exhibits are incorporated herein by reference) unless compliance is waived in writing by each of the other Parties;

h.	comply with all of its obligations under the Amended and Restated Forbearance Agreement; and

i.	support and use commercially reasonable efforts to (i) complete the Restructuring and all transactions contemplated under this Agreement, including, without limitation, those described in the Term Sheet (and the Plan) as soon as reasonably practicable, and in any event, not later than in accordance with the deadlines specified in the milestones set forth in the Term Sheet and in the section entitled “Additional Covenants of the Debtors” herein (collectively, as the same may be modified in accordance with the terms of this Agreement, the “Milestones”), (ii) take any and all reasonably necessary actions in furtherance of the Restructuring and the transactions contemplated under this Agreement, including, without limitation, as set forth in the Term Sheet (and once filed, the Plan), and (iii) obtain (solely as it relates to such Party) any and all required regulatory and/or third party approvals necessary to consummate the Restructuring.

4. Actions by the Ad Hoc Group.

Unless otherwise expressly set forth herein, matters herein requiring action by, or the consent of, the Ad Hoc Group shall be subject to the consent of Ad Hoc Group Members holding at least 50.1% of the outstanding, aggregate principal amounts owing under the First Lien Credit Agreement (the “Requisite Consenting Lenders”).

5. Additional Covenants of the Ad Hoc Group Members.

For so long as this Agreement has not been validly terminated in its entirety in accordance with its terms with respect to it, each Ad Hoc Group Member (solely on its own behalf and not on behalf of any other holder of First Lien Claims or, if applicable, HERO Common Stock) hereto agrees and covenants severally (but not jointly), so long as it remains the legal owner, beneficial owner and/or investment advisor or manager of or with power and/or authority to bind any First Lien Claims and, if applicable, HERO Common Stock (provided that any transfer of First Lien Claims or, if applicable, HERO Common Stock is made in accordance with Section 10 herein), to:

a.

not, directly or indirectly, (i) object to, delay, impede, or take any other action to interfere with the acceptance, implementation, confirmation or consummation of the Restructuring and the Plan; (ii) seek, solicit, support, encourage, or vote any claims or equity interests for, consent to, or participate in any discussions regarding the negotiation or formulation of any restructuring or reorganization for any of the Debtors that is inconsistent with this Agreement, the Term Sheet or the Plan in any respect; (iii) take any other action that would delay or obstruct the timely approval and consummation of the transactions contemplated by this Agreement, the Term Sheet or the Plan in any respect; (iv) commence or support any action or proceeding to shorten or terminate the period during which only the Debtors may propose and/or seek confirmation of a plan of reorganization; or (v) otherwise support any plan or sale process that is inconsistent with this Agreement, the Term Sheet or the Plan;

b.	not instruct the First Lien Agent to take any action that is inconsistent with the terms and conditions of this Agreement or the Amended and Restated Forbearance Agreement and if the First Lien Agent takes or threatens to take any such action, direct the First Lien Agent not to take such action;

c.	use commercially reasonable efforts to execute any document and give any notice, order, instruction, or direction necessary or reasonably requested by the Debtors to support, facilitate, implement, or consummate or otherwise give effect to the Restructuring;

d.	(i) reasonably support the approval of the Disclosure Statement, the solicitation and the solicitation procedures (such procedures, in form and substance reasonably acceptable to the Requisite Consenting Lenders, the “Solicitation Procedures”), or any of the Definitive Documents by the Bankruptcy Court or any regulatory authority, (ii) reasonably support confirmation and consummation of the Plan, (iii) not oppose, object to or join in or support any objection to the Disclosure Statement, the solicitation and the Solicitation Procedures, or any of the Definitive Documents, or (iv) otherwise commence any proceeding to oppose or alter any of the terms of the Plan or any other document filed by Debtors (to the extent such document is in form and substance reasonably acceptable to the Requisite Consenting Lenders) in connection with the confirmation and consummation of the Plan;

e.	(i) subject to receipt of the Disclosure Statement, vote, and cause its controlled affiliates and funds, as appropriate, to vote each of its First Lien Claims and, as applicable, any other voting claims against, or interests in, the Debtors, to accept the Plan by delivering its duly executed and completed ballot accepting the Plan on a timely basis following the commencement of the solicitation and its actual receipt of the Disclosure Statement and related solicitation materials that meet the requirements of applicable law, including sections 1125 and 1126 of the Bankruptcy Code; and (ii) to the extent such election is available, not elect on its ballot to preserve claims, if any, that each Ad Hoc Group Member may own or control that may be affected by any releases expressly contemplated by the Plan;

f.	not change or withdraw (or cause to be changed or withdrawn) such vote; and

g.	contemporaneously with the execution of this Agreement, enter into (and direct the First Lien Agent to enter into) the Amended and Restated Forbearance Agreement.

6. Additional Covenants of the Debtors.

For so long as this Agreement and the Amended and Restated Forbearance Agreement have not been validly terminated in their entirety in accordance with their terms, the Debtors agree and covenant to:

a.	cause the sale process for the HERO Entities’ assets to continue during the Chapter 11 Cases. Purchase and sale agreements entered into by the HERO Entities contemplating the sale of any of the HERO Entities’ vessels that secure the First Lien Claims shall be subject to the approval of the Requisite Consenting Lenders, whether such agreements are entered into before, or during the Chapter 11 Cases, which consent of the Requisite Consenting Lenders shall not be unreasonably withheld;

b.	provide draft copies of all “first day” motions or applications and other documents the Debtors intend to file with the Bankruptcy Court on the Petition Date to counsel to the Ad Hoc Group at least two (2) business days prior to the date on which the Debtors intend to file such documents and to consult in good faith with the Ad Hoc Group regarding the form and substance of any such proposed filing with the Bankruptcy Court. The Debtors will use good faith efforts to provide draft copies of all other material pleadings the Debtors intend to file with the Bankruptcy Court to counsel to the Ad Hoc Group within a reasonable time prior to filing such pleading to the extent practicable and shall consult in good faith with the Ad Hoc Group regarding the form and substance of any such proposed pleading;

c.	conclude Solicitation (i) on or before June 3, 2016 for holders of First Lien Claims and (ii) on or before June 28, 2016 for holders of HERO Common Stock;

d.	commence the Chapter 11 Cases on or before 7:00 a.m. New York City time on June 6, 2016;

e.	file on the Petition Date such first day motions and pleadings as are reasonably acceptable, in form and substance, to the Requisite Consenting Lenders;

f.	file the Plan, the motion to approve the use of cash collateral on an interim and final basis, and the Disclosure Statement and the motion to approve the Disclosure Statement with the Bankruptcy Court on the Petition Date;

g.	obtain entry by the Bankruptcy Court of the interim Cash Collateral Order in form and substance reasonably acceptable to the Debtors and the Requisite Consenting Lenders on or before the date that is three (3) business days after the Petition Date;

h.	The Bankruptcy Court shall have established a limited claims bar date for specific contingent and unliquidated claims, including, but not limited to, any claims asserting liability for personal injury, and claims in an amount in excess of $300,000 (the “Specified Claims”), in form and substance reasonably acceptable to the Debtors and the Requisite Consenting Lenders, on or before July 29, 2016; provided, however, that the Specified Claims shall specifically not include (i) claims of any taxing authorities, (ii) rejection damages claims, or (iii) any claims of the Executives (as defined below) or other employees who are parties to severance agreements with the Debtors; and the Executives and the other employees who are parties to severance agreements with the Debtors shall not be required to file any proofs of claim unless their applicable employment and/or severance agreements are rejected under the Plan by an order of the Court, which may be the Confirmation Order and such Executive or other employee has not been provided alternative severance compensation pursuant to the terms of the Plan or another agreement with the Debtors (with the consent of the Requisite Consenting Lenders) or the Wind Down Entity;

i.	obtain approval by the Bankruptcy Court of the Disclosure Statement and the Solicitation Procedures and entry of the Confirmation Order on or before August 2, 2016, which Confirmation Order shall be a Final Order (as defined in the Term Sheet) on or before August 16, 2016;

j.	use commercially reasonable efforts to consummate the Plan on or before August 16, 2016;

k.	take no action that is materially inconsistent with this Agreement, the Term Sheet, or the Plan, or that would unreasonably delay approval or ratification, as applicable, of the Disclosure Statement, the solicitation and Solicitation Procedures, or confirmation and consummation of the Plan;

l.	not directly or indirectly (A) join in or support any alternative plan or transaction other than the Plan; or (B) take any action to alter in any material respect, unreasonably delay, or impede the approval or ratification, as applicable, of the Disclosure Statement, the solicitation and Solicitation Procedures, and confirmation and consummation of the Plan;

m.	object to any motion to approve or confirm, as applicable, any other plan of reorganization, sale transaction, or any motions related thereto, to the extent that the terms of any such motions, documents, or other agreements are inconsistent with this Agreement or the Term Sheet and such inconsistencies were not approved in writing by the Requisite Consenting Lenders;

n.	continue to operate its businesses, market assets of the Debtors for sale, and conduct sale processes in accordance with its business judgment, and confer with the Ad Hoc Group, the Requisite Lenders, and their respective representatives, as reasonably requested, to report on operational matters, the asset sale process, and the general status of ongoing operations and dispositions;

o.	use commercially reasonable efforts to provide prompt written notice to the Ad Hoc Group between the date hereof and the effective date of the Plan of (i) the occurrence, or failure to occur, of any event of which John Rynd, Troy Carson, Beau Thompson, Son Vann or Charlie Lestage (or the successors of the any of the foregoing) (the “Senior Executives”) have actual knowledge which occurrence or failure would be reasonably likely to cause (1) any representation or warranty of the Debtors contained in this Agreement to be untrue or inaccurate in any material respect, (2) any material covenant of the Debtors contained in this Agreement not to be satisfied in any material respect or (3) any condition precedent contained in the Plan or this Agreement not to occur or become impossible to satisfy, (ii) receipt of any written notice from any third party alleging that the consent of such party is or may be required as a condition precedent to consummation of the transactions contemplated by the Restructuring, (iii) receipt of any written notice from any governmental body that is material to the consummation of the transactions contemplated by the Restructuring, (iv) receipt of any written notice of any proceeding commenced, or, to the actual knowledge of the Senior Executives, threatened against the Debtors, that, if determined in a manner adverse to the Debtors, would be material to the consummation of the transactions contemplated by the Restructuring, and (v) any failure of the Debtors to comply, in any material respect, with or satisfy any covenant, condition or agreement to be complied with or satisfied by them hereunder hereunder as a condition precedent to the consummation of the transactions contemplated by the Restructuring;

p.	use commercially reasonable efforts to obtain the earliest possible date for a hearing on confirmation of the Plan as the Bankruptcy Court may provide;

q.	provide to the Ad Hoc Group and/or its professionals, upon reasonable advance notice to the Debtors, (i) reasonable access (without any material disruption to the conduct of the Debtors’ business) during normal business hours to the Debtors’ books, records and facilities, and (ii) reasonable access to the respective management and advisors of the Debtors during normal business hours for the purposes of evaluating the Debtors’ finances and operations and participating in the planning process with respect to the Restructuring; and

r.	pay the reasonable and documented fees and expenses of Kirkland & Ellis LLP, as counsel to the Ad Hoc Group, White & Case LLP, as counsel to Luminus Management LLC and Soros Fund Management, LLC, and one local counsel to the Ad Hoc Group, and the reasonable and documented fees and expenses of other professionals retained by the Ad Hoc Group that have executed engagement letters with the Debtors, as well as the reasonable fees and expenses incurred by the First Lien Agent, including King & Spalding LLP, as restructuring counsel, White & Case LLP, as counsel with respect to the administration of the First Lien Credit Agreement and the other Loan Documents (as defined in the First Lien Credit Agreement), special maritime counsel and one local counsel, in each case incurred in connection with the Restructuring.

7. Preservation of Participation Rights. For the avoidance of doubt, nothing in this Agreement shall limit any rights of any Party, subject to applicable law, the Plan, and the Term Sheet, to (a) appear and participate as a party in interest in any contested matter to be adjudicated in the Chapter 11 Cases; (b) initiate, prosecute, appear, or participate as a party in interest in any adversary proceeding in the Bankruptcy Cases, so long as, in the case of each of (a) or (b), such appearance, initiation, prosecution or participation and the positions advocated in connection therewith are not materially inconsistent with this Agreement, the Amended and Restated Forbearance Agreement, the Plan or the Term Sheet, as applicable; (c) object to any motion to approve or confirm, as applicable, any other plan of reorganization or liquidation, sale transaction, or any motions related thereto, to the extent that the terms of any such motions, documents, or other agreements are materially inconsistent with this Agreement, the Plan or the Term Sheet and such inconsistencies were not approved in writing by each other Party; (d) file a copy of this Agreement (including all exhibits hereto) or a description of the matters herein with the Bankruptcy Court or as required under applicable non-bankruptcy law; (e) appear as a party in interest in the Chapter 11 Cases for the purpose of contesting whether any matter or fact is or results in a breach of, or is materially inconsistent with, this Agreement or the Amended and Restated Forbearance Agreement; and (f) as applicable, file any proof of claim.

8. Mutual Representations and Warranties of All Parties. Each Party represents and warrants to each of the other Parties that, as of the date hereof:

a.	it has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its obligations under, this Agreement;

b.	the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part; and

c.	this Agreement constitutes the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

9. Additional Representations and Warranties by the Ad Hoc Group Members. Each Ad Hoc Group Member (solely on its own behalf and not on behalf of any other Ad Hoc Group Member) represents and warrants to the best of its knowledge, as of the date hereof that:

a.

Holdings by Ad Hoc Group. As of the date hereof, with respect to the First Lien Claims and, if applicable, HERO Common Stock held by such Ad Hoc Group Member as set forth on Schedule 1 hereto, such Ad Hoc Group Member (A) either (i) is the sole beneficial owner of the principal amount of such First Lien Claims and, if applicable, HERO Common Stock, or (ii) has sole investment or voting discretion with respect to the principal amount of such First Lien Claims and, if applicable, HERO Common Stock as set forth herein and has the power and authority to bind the beneficial owners of such

First Lien Claims and, if applicable, HERO Common Stock to the terms of this Agreement, and (B) has full power and authority to act on behalf of, vote, and consent to matters concerning such First Lien Claims and, if applicable, HERO Common Stock and to dispose of, exchange, assign, and transfer such First Lien Claims and, if applicable, HERO Common Stock.

b.	No Transfers. As of the date hereof, with respect to the First Lien Claims and, if applicable, HERO Common Stock held by such Ad Hoc Group Member as set forth on Schedule 1 hereto, such Ad Hoc Group Member has made no assignment, sale, participation, grant, conveyance, pledge, or other transfer of, and has not entered into any other agreement to assign, sell, use, participate, grant, convey, pledge, or otherwise transfer, in whole in or part, any portion of its right, title, or interests in any such First Lien Claims and, if applicable, HERO Common Stock that are subject to this Agreement that conflict with the representations and warranties of such Ad Hoc Group Member herein or would render such Ad Hoc Group Member otherwise unable to comply with this Agreement and perform its obligations hereunder.

c.	Sufficiency of Information Received. Such Ad Hoc Group Member has reviewed, or has had the opportunity to review, with the assistance of professional and legal advisors of its choosing, all information it deems necessary and appropriate for such Ad Hoc Group Member to evaluate the risks inherent in the Restructuring and accept the terms of the Plan as set forth in the Term Sheet.

10. Transfer Restrictions. No Ad Hoc Group Member shall (i) sell, use, pledge, assign, transfer, permit the participation in, or otherwise dispose of any ownership (including any beneficial ownership) in the First Lien Claims and, if applicable, HERO Common Stock set forth on Schedule 1 hereto in whole or in part; or (ii) grant any proxies, deposit any of such Ad Hoc Group Member’s interests in First Lien Claims and, if applicable, HERO Common Stock as set forth on Schedule 1 hereto into a voting trust, or enter into a voting agreement with respect to any such interest (collectively, the actions described in clauses (i) and (ii), a “Transfer”), unless it satisfies the following requirement (a transferee that satisfies such requirements, a “Permitted Transferee,” and such Transfer, a “Permitted Transfer”): The intended transferee executes and delivers to counsel to HERO and counsel to the Ad Hoc Group on the terms set forth below an executed form of the transfer agreement in the form attached hereto as Exhibit B (a “Transfer Agreement”) before such Transfer is effective (it being understood that any Transfer shall not be effective until notification of such Transfer and a copy of the executed Transfer Agreement is received by counsel to HERO and counsel to the Ad Hoc Group, in each case, on the terms set forth herein).

Notwithstanding anything to the contrary herein, (i) the foregoing provisions shall not preclude any Ad Hoc Group Member from transferring First Lien Claims and/or HERO Common Stock to affiliates of such Ad Hoc Group Member (each, a “Creditor Affiliate”), which Creditor Affiliate automatically shall be bound by this Agreement and the Amended and Restated Forbearance Agreement upon the transfer of such First Lien Claims and/or HERO Common Stock, (ii) the foregoing provisions shall not preclude any Party from transferring First

Lien Claims and/or HERO Common Stock to any other Party hereto, and (iii) a Qualified Marketmaker1 that acquires any of the First Lien Claims and/or HERO Common Stock with the purpose and intent of acting as a Qualified Marketmaker for such First Lien Claims and/or HERO Common Stock, shall not be required to execute and deliver to counsel a Transfer Agreement or otherwise agree to be bound by the terms and conditions set forth in this Agreement and the Amended and Restated Forbearance Agreement if such Qualified Marketmaker transfers such First Lien Claims and/or HERO Common Stock (by purchase, sale, assignment, participation, or otherwise) to an Ad Hoc Group Member or Permitted Transferee (including, for the avoidance of doubt, the requirement that such transferee execute a Transfer Agreement) and the transfer otherwise is a Permitted Transfer.

This Agreement shall in no way be construed to preclude any Ad Hoc Group Member or any of its affiliates from acquiring additional First Lien Claims, HERO Common Stock or any other claim against the HERO Entities or equity interest in HERO; provided, however, that (i) if any Ad Hoc Group Member acquires additional or transferred First Lien Claims, any other claims against any of the HERO Entities or HERO Common Stock, as applicable, after the RSA Effective Date, such Ad Hoc Group Member shall notify the other Parties promptly of such acquisition including the amount of such acquisition and (ii) such acquired First Lien Claims, other claims or HERO Common Stock, as the case may be, shall automatically and immediately upon acquisition by an Ad Hoc Group Member, as applicable, be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to in accordance herewith).

Any Transfer made in violation of this provision shall be void ab initio. Any Ad Hoc Group Member that effectuates a Permitted Transfer to a Permitted Transferee shall have no liability under this Agreement arising from or related to the failure of the Permitted Transferee to comply with the terms of this Agreement.

11. Termination of Obligations.

(a) This Agreement shall terminate and all of the obligations of the Parties shall be of no further force or effect in the event that and upon the occurrence of any of the following events: (i) occurrence of the effective date of the Plan, (ii) an order denying confirmation of the Plan is entered, (iii) an order confirming the Plan is reversed or vacated, (iv) any court of competent jurisdiction has entered an order declaring this Agreement to be unenforceable, (v) the Parties mutually agree to termination of this Agreement in writing, (vi) the termination of the Amended and Restated Forbearance Agreement or (vii) this Agreement is terminated pursuant to paragraph (b), (c) or (d) of this Section 11.

(b) The HERO Entities may, in their discretion, terminate this Agreement by written notice to counsel for the Ad Hoc Group, upon the occurrence of any of the following events:

[1]	As used herein, the term “Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Claims of the Debtors (or enter with customers into long and short positions in Claims against the Debtors), in its capacity as a dealer or market maker in claims against the Debtors and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

(i) a determination by HERO’s board of directors (the “Board”), in good faith, based on the advice of its outside counsel, that proceeding with the Restructuring and pursuit of confirmation and consummation of the Plan would be inconsistent with the continued exercise of fiduciary duties under applicable law;

(ii) a breach by any Ad Hoc Group Member of its material covenants or other material obligations hereunder, which breach is not cured within three (3) business days after the giving of written notice by HERO of such breach to such Ad Hoc Group Member, provided that so long as non-breaching Ad Hoc Group Members party hereto continue to hold at least 2/3rds of the outstanding First Lien Claims, such termination shall be effective only with respect to such breaching Ad Hoc Group Member;

(iii) any Ad Hoc Group Member shall assert after the RSA Effective Date any claim or cause of action against any Debtor or any of its current directors, officers or advisors relating to the First Lien Credit Agreement, the First Lien Claims, the HERO Common Stock or the Restructuring, except the First Lien Claims themselves or to enforce the terms of this Agreement, provided that so long as non-breaching Ad Hoc Group Members party hereto continue to hold at least 2/3rds of the outstanding First Lien Claims, such termination shall be effective only with respect to such breaching Ad Hoc Group Member;

(iv) any representation or warranty in this Agreement made by any Ad Hoc Group Member shall have been untrue in any material respect when made, and such breach remains uncured for a period of three (3) business days following the breaching Ad Hoc Group Member’s receipt of notice thereof from HERO, provided that so long as non-breaching Ad Hoc Group Members party hereto continue to hold at least two-thirds of the outstanding First Lien Claims, such termination shall be effective only with respect to such breaching Ad Hoc Group Member; or

(v) the Bankruptcy Court (or other court of competent jurisdiction) enters an order (A) invalidating, disallowing, subordinating or limiting the enforceability, priority or validity of any of the First Lien Claims, or (B) the effect of which would render the Plan incapable of consummation on the terms set forth in this Agreement and the Term Sheet;

provided, that upon a termination of this Agreement by the HERO Entities pursuant to this Section 11(b) with respect to any Ad Hoc Group Member or all Ad Hoc Group Members, (x) all obligations of each affected Ad Hoc Group Member hereunder shall immediately terminate without further action or notice by such Ad Hoc Group Member, and (y) the HERO Entities (and each of its directors, officers, employees, advisors, subsidiaries, and representatives) shall not have or incur any liability under this Agreement or otherwise on account of such termination.

(c) This Agreement may be terminated by the Requisite Consenting Lenders upon the occurrence of any of the following events (it being understood that the following termination events are intended solely for the benefit of the Ad Hoc Group) (the “Lender Termination Events”):

(i) filing by the Debtors of a plan (or disclosure statement related thereto) in the Chapter 11 Cases that is materially inconsistent with the terms of the Term Sheet and this Agreement and not otherwise in form and substance reasonably acceptable to the Requisite Consenting Lenders;

(ii) any representation or warranty in this Agreement made by the HERO Entities shall have been untrue in any material respect when made, and such breach remains uncured for a period of three (3) business days following HERO’s receipt of notice thereof from the Requisite Consenting Lenders;

(iii) any of the Debtors or their non-Debtor affiliates shall assert after the RSA Effective Date any claim or cause of action against the First Lien Agent or any First Lien Lender, except to enforce the terms of this Agreement;

(iv) after filing of the Plan, any amendment or modification to the Plan, or the filing of any pleading by any of the HERO Entities that seeks to amend or modify the Plan, which amendment, modification or filing is materially inconsistent with the terms of the Term Sheet or this Agreement and not otherwise in form and substance reasonably acceptable to the Requisite Consenting Lenders;

(v) a breach by any of the HERO Entities of its material covenants or other material obligations under this Agreement or the Term Sheet, which breach is not cured within three (3) business days after the giving of written notice by counsel for the Ad Hoc Group (acting at the direction of the Requisite Consenting Lenders) of such breach;

(vi) the Debtors (A) withdraw the Plan, (B) publicly announce their intention not to support the Plan or the Restructuring, (C) file a motion with the Bankruptcy Court seeking approval of any transaction that is inconsistent with the Restructuring, or (D) agree to pursue (including as may be evidenced by any term sheet, letter of intent or similar document) or publicly announce their intent to pursue any transaction that is inconsistent with the Restructuring;

(vii) the failure of the Debtors to comply with the Milestones within the periods specified therein, unless otherwise agreed in writing with the Requisite Consenting Lenders and the Debtors; it being understood that if a Milestone ends on a weekend or holiday on which the Bankruptcy Court is not open and holding hearings, such Milestone shall be automatically extended to the next business day on which the Bankruptcy Court is open and holding hearings;

(viii) the Bankruptcy Court enters an order modifying or terminating the Debtors’ exclusive right to file and/or solicit acceptances of a plan of reorganization (including the Plan);

(ix) the Bankruptcy Court (or other court of competent jurisdiction) enters an order (A) directing the appointment of an examiner with expanded powers or a trustee in any of the Chapter 11 Cases, (B) converting any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (C) dismissing any of the Chapter 11 Cases, (D) invalidating, disallowing, subordinating or limiting the enforceability, priority or validity of any of the First Lien Claims, or (E) the effect of which would render the Plan incapable of consummation on the terms set forth in this Agreement and the Term Sheet; or

(x) the First Lien Agent shall not have received all the funds in the Escrow Account to prepay the First Lien Claims in accordance with the terms of the Term Sheet by the date that is three (3) business days after the delivery by the First Lien Agent of a written instruction to the Escrow Agent to distribute all of the funds in the Escrow Account to the First Lien Agent to prepay the Loans pursuant to III(d) of the Escrow Agreement and Section 2.10(a)(i) of the First Lien Credit Agreement.

(d) The HERO Entities or the Ad Hoc Group (by written notice executed by counsel at the direction of the Requisite Consenting Lenders) may terminate this Agreement by written notice to the Parties in the event that the Bankruptcy Court or other governmental authority shall have issued any order, injunction or other decree or take any other action, which restrains, enjoins or otherwise prohibits the implementation of the Restructuring and/or the Plan substantially on the terms and conditions set forth in this Agreement.

(e) This Agreement shall terminate solely as to any Ad Hoc Group Member on the date on which such Ad Hoc Group Member has transferred all (but not less than all) of its First Lien Claims (and HERO Common Stock, if any) in accordance with Section 9 of this Agreement.

(f) If this Agreement is terminated pursuant to this Section 11, all further obligations of the Parties hereunder shall be terminated and without further liability; provided that each Party shall have all rights and remedies available to it under applicable law. Upon a termination of this Agreement in accordance with this Section, no Party hereto shall have any continuing liability or obligation to any other Party hereto and the provisions of this Agreement shall have no further force or effect; provided that no such termination shall relieve any party from liability for its breach or non-performance of its obligations hereunder prior to the date of such termination.

12. Fiduciary Duties. Notwithstanding anything to the contrary herein, nothing in this Agreement shall require HERO, any of the other HERO Entities, or any of their respective officers or directors (in such person’s capacity as such) to take any action, or to refrain from taking any action, to the extent that taking such action or refraining from taking such action would be inconsistent with such person’s or entity’s fiduciary obligations under applicable law. HERO shall give the Ad Hoc Group not less than three (3) business days’ prior written notice before the exercise of rights under this Section 12 or the termination of this Agreement in accordance with Section 11(b)(i) of this Agreement (it being understood that the specific performance provisions of Section 13 of this Agreement shall not be applicable to the Parties with respect to the exercise of rights under this Section 12 or termination of this Agreement in accordance with Section 11(b)(i) of this Agreement). For the avoidance of doubt, the foregoing shall not preclude the Ad Hoc Group from challenging the appropriateness of the exercise of fiduciary duties as the basis for the exercise of rights under this Section 12 or the termination of this Agreement in accordance with Section 11(b)(i) of this Agreement.

13. Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder. The Parties expressly consent to entry of orders by the Bankruptcy Court to enforce this Agreement.

14. Counterparts. This Agreement and any amendments, waivers, consents, or supplements hereto or in connection herewith may be executed in multiple counterparts (including by means of telecopied or electronically transmitted signature pages), all of which taken together shall constitute one and the same Agreement.

15. No Solicitation and Acknowledgements. Each Party acknowledges that (a) no securities of any of the HERO Entities are being offered or sold hereby and this Agreement neither constitutes an offer to sell nor a solicitation of an offer to buy any securities of any of the HERO Entities and (b) this Agreement is not, and shall not be deemed to be, a solicitation of a vote for the acceptance of any chapter 11 plan (including the Plan) pursuant to section 1125 of the Bankruptcy Code. The acceptance of votes from holders of claims against, and interests in, the Debtors, as applicable, will not be solicited until such holders have received the Disclosure Statement and related solicitation materials that meet the requirements of the Bankruptcy Code, including Bankruptcy Code sections 1125 and 1126.

16. Relationship Among Ad Hoc Group Members. The obligations of each Ad Hoc Group Member under this Agreement are several and not joint with the obligations of any other Ad Hoc Group Member, and no Ad Hoc Group Member shall be responsible in any way for the performance of the obligations of any other Ad Hoc Group Member under this Agreement. Each of the Ad Hoc Group Members, on the one hand, and the Debtors, on the other hand, acknowledge that they are in privity with each other and that no Ad Hoc Group Member is in privity with any other Ad Hoc Group Member in connection with this Agreement or any of the transactions contemplated hereby. It is understood and agreed that no Ad Hoc Group Member has any duty of trust or confidence of any kind or form with any other Ad Hoc Group Member, and, except as expressly provided in this Agreement, there are no commitments among or between them. In this regard, it is understood and agreed that any Ad Hoc Group Member may trade in and vote the First Lien Claims, or other debt or equity securities of the HERO Entities, including without limitation the HERO Equity Interests, without the consent of the HERO Entities or any other Ad Hoc Group Member, subject to the terms of this Agreement and applicable securities laws. Nothing contained in this Agreement, and no action taken by any Ad Hoc Group Member pursuant hereto shall be deemed to constitute the Ad Hoc Group as, and the Debtors agree that the Ad Hoc Group does not so constitute, a partnership, an association, a joint venture or any other kind of entity, or create a presumption that any Ad Hoc Group Member is in any way acting in concert or as a group, and the Debtors will not assert any such claim and the Debtors agree that the Ad Hoc Group Members are not acting in concert or as a group with respect to the transactions contemplated by this Agreement. The Debtors acknowledge and each Ad Hoc Group Member confirms that it has independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Ad Hoc Group Member shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement, and it shall not be necessary for any other Ad Hoc Group Member to be joined as an additional party in any proceeding for such purpose. No prior history, pattern or practice of sharing confidences among or between the Ad Hoc Group Members shall in any way affect or negate the understandings and agreements set forth in this Section 16.

17. Confidentiality. Other than as may be required by applicable law and regulation or by any governmental or regulatory authority or as may be required to comply with the terms of this Agreement, no Party shall make any public announcement regarding this Agreement without the consent of the other Parties, and each Party shall coordinate with the other Parties regarding communications with the press with respect to this Agreement; for the avoidance of doubt, each Party shall have the right, without any obligation to any other Party, to decline to comment to the press with respect to this Agreement.

18. Time is of the Essence. The Parties acknowledge and agree that time is of the essence, and that they must each use best efforts to effectuate and consummate the Restructuring as soon as reasonably practicable.

19. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISION WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

(a) By its execution and delivery of this Agreement, each of the Parties hereto irrevocably and unconditionally agrees for itself that any legal action, suit, or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit, or proceeding, shall be brought, to the extent possible, in either the United States District Court for the Southern District of New York or any New York State Court sitting in New York City or following the Petition Date, the Bankruptcy Court (the “Chosen Courts”). By execution and delivery of this Agreement, each of the Parties irrevocably accepts and submits itself to the exclusive jurisdiction of the Chosen Courts, generally and unconditionally, with respect to any such action, suit, or proceeding, and waives any objection it may have to venue or the convenience of the forum.

(b) Each Party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding arising out of, or relating to, this Agreement or the transactions contemplated hereby (whether based on contract, tort, or any other theory). Each Party (i) certifies that no representative, agent, or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other Parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 19.

20. Independent Analysis. Each Party hereby confirms that it has made its own decision to execute this Agreement based upon its own independent assessment of documents and information available to it, as it has deemed appropriate.

21. Third-Party Beneficiaries.

Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties hereto and no other person or entity shall be a third party beneficiary hereof.

22. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by email or overnight courier.

(a)	If to the Ad Hoc Group, to:

Brian S. Lennon

Robert A. Britton

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

brian.lennon@kirkland.com

robert.britton@kirkland.com

(b)	If to any of the HERO Entities, to:

Beau M. Thompson

Senior Vice President, General Counsel and Secretary

Hercules Offshore, Inc.

9 Greenway Plaza, Suite 2200

Houston, Texas 77046

bthompson@herculesoffshore.com

With a copy to:

Michael S. Stamer

Philip C. Dublin

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

Bank of America Tower

New York, New York 10036

mstamer@akingump.com

pdublin@akingump.com

23. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision survives to the extent it is not so declared, and all of the other provisions of this Agreement remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

24. Mutual Drafting. This Agreement is the result of the Parties’ joint efforts, and each of them and their respective counsel have reviewed this Agreement and each provision hereof has been subject to the mutual consultation, negotiation, and agreement of the Parties, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and therefore there shall be no construction against either Party based on any presumption of that Party’s involvement in the drafting thereof.

25. Headings. The headings used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize, or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no headings had been used in this Agreement.

26. Amendments. Notwithstanding anything to the contrary contained herein, this Agreement may not be modified, amended, or supplemented, nor shall any provision or requirement hereof be waived, without the prior written agreement signed by both (a) the HERO Entities and (b) the Requisite Consenting Lenders; provided, that notwithstanding the foregoing, any modifications, amendments, or supplements or waivers to the Agreement, including any exhibits hereto (including any provision in the Term Sheet), to (i) the sub-provision entitled “First Lien Claims” in the provision entitled “Treatment of Claims and Interests” in the Term Sheet, (ii) the sub-provisions entitled “HERO Common Stock” and “Other Equity Interests” in the provisions entitled “Treatment of Claims and Interests” in the Term Sheet, (iii) any documentation with regard to (i) through (ii) above, (iv) any change to this Section 26, and (v) any proposed modification, amendment or supplement to, or waiver of, any provision of the Agreement that would, or would reasonably be expected to, materially and adversely affect any Ad Hoc Group Member in a manner that is disproportionate to any other Ad Hoc Group Member or the Ad Hoc Group as a whole, may not be made without the prior written consent of the HERO Entities and each member of the Ad Hoc Group (or, in the case of “subsection (v)”, by such Ad Hoc Group Member that would be so affected); provided further that with regard to the obligations of any Ad Hoc Group Member to vote its HERO Equity Interests pursuant to the terms of this Agreement, including, without limitation, any obligations in Section 5 of this Agreement, such provisions may be modified, amended or supplemented by any Ad Hoc Group Member, with respect to itself, and the Debtors, without the participation of, or consent of, any other Ad Hoc Group Member.

27. Several, Not Joint, Claims. The agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.

HERCULES OFFSHORE, INC.

By:	/s/ Troy Carson
Name: Troy Carson
Title: SVP & CFO

CLIFFS DRILLING COMPANY FDT LLC
FDT HOLDINGS LLC
HERCULES DRILLING COMPANY, LLC
HERCULES OFFSHORE LIFTBOAT COMPANY LLC
HERO HOLDINGS, INC.
SD DRILLING LLC
THE OFFSHORE DRILLING COMPANY
THE ONSHORE DRILLING COMPANY
TODCO AMERICAS INC.
TODCO INTERNATIONAL INC.
HERCULES LIFTBOAT COMPANY, LLC
HERCULES OFFSHORE SERVICES LLC
HERCULES OFFSHORE INTERNATIONAL, LLC

By:	/s/ Troy Carson
Name: Troy Carson
Title: Vice President

HERCULES OFFSHORE (NIGERIA) LIMITED

By:	/s/ Troy Carson
Name: Troy Carson
Title: Authorized Signatory

DISCOVERY OFFSHORE (GIBRALTAR) LIMITED

By:	/s/ Troy Carson
Name: Troy Carson
Title: Authorized Signatory

By:	/s/ Beau Thompson
Name: Beau Thompson
Title: Authorized Signatory

DISCOVERY NORTH SEA LTD.
DISCOVERY OFFSHORE SERVICES LTD.
HERCULES ASSET MANAGEMENT LTD.
HERCULES INTERNATIONAL DRILLING LTD.
HERCULES INTERNATIONAL HOLDINGS, LTD.
HERCULES INTERNATIONAL MANAGEMENT
COMPANY LTD.
HERCULES INTERNATIONAL OFFSHORE, LTD.
HERCULES NORTH SEA, LTD.
HERCULES OFFSHORE ARABIA, LTD.
HERCULES OFFSHORE HOLDINGS LTD.
HERCULES OFFSHORE MIDDLE EAST LTD.
HERCULES OILFIELD SERVICES LTD.
TODCO TRINIDAD LTD.

By:	/s/ Claus E. Feyling
Name: Claus E. Feyling
Title: Director

HERCULES OFFSHORE LABUAN CORPORATION

By:	/s/ Claus E. Feyling
Name: Claus E. Feyling
Title: Director

HERCULES BRITANNIA HOLDINGS LIMITED
HERCULES BRITISH OFFSHORE LIMITED
HERCULES NORTH SEA DRILLER LIMITED
HERCULES OFFSHORE UK LIMITED

By:	/s/ Claus E. Feyling
Name: Claus E. Feyling
Title: Director

LUMINUS ENERGY MASTER FUND, LTD., as
Lender

By:	/s/ Jonathan Barrett
Name : Jonathan Barrett
Title : Director

[SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

CERTAIN FUNDS AND ACCOUNTS EACH ACTING as Lender, severally and not jointly

By: T. ROWE PRICE ASSOCIATES, INC., as investment adviser

By:	/s/ Rodney M. Rayburn
Name: Rodney M. Rayburn
Title: Vice President

[SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

NOMURA CORPORATE RESEARCH AND ASSET MANAGEMENT INC., as investment manager on behalf of certain of its clients:

By:	/s/ Steven Kotsen
Name: Steven Kotsen
Title: Portfolio Manager

[SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

SIMPLON INTERNATIONAL LIMITED, as Lender

By:	/s/ Thomas A. Mckay
Name: Thomas A. Mckay
Title: Its Attorney-In-Fact

[SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

BOWERY OPPORTUNITY FUND, L.P., as Lender

By: Bowery Opportunity Management, LLC, its General Partner

By:	/s/ Vladimir Jelisavcic
Name: Vladimir Jelisavcic
Title: Manager

BOWERY OPPORTUNITY FUND, LTD., as Lender

By:	/s/ Vladimir Jelisavcic
Name: Vladimir Jelisavcic
Title: Director

BLACKWELL PARTNERS LLC – SERIES A, as Lender

By: Bowery Opportunity Management, LLC, its General Partner

By:	/s/ Vladimir Jelisavcic
Name: Vladimir Jelisavcic
Title: Manager

P BOWERY, LTD, as Lender

By: Bowery Investment Management, LLC, its investment manager

By:	/s/ Vladimir Jelisavcic
Name: Vladimir Jelisavcic
Title: Manager

[SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

THIRD AVENUE TRUST, ON BEHALF OF THIRD AVENUE FOCUSED CREDIT FUND

By: Third Avenue Management, LLC, its investment advisor

By:	/s/ W. James Hall
Name: W. James Hall
Title: General Counsel

[SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

SOUTH DAKOTA RETIREMENT SYSTEM

By:	/s/ Matthew L. Clark
	Name:	Matthew L. Clark
	Title:	State Investment Officer on behalf of the South Dakota Retirement System

[SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

WESTERN ASSET MANAGEMENT COMPANY, as investment manager and agent on behalf of certain of its clients

By:	/s/ Adam Wright
	Name:	Adam Wright
	Title:	Manager, U.S. Legal Affairs

[SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

QPB HOLDING LTD, as Lender

By:	/s/ THOMAS L. O’GRADY
	Name:	THOMAS L. O’GRADY
	Title:	Attorney-in-Fact

[SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.

QUANTUM PARTNERS LP, as holder of HERO Equity Interests By: QP GP LLC, its General Partner

By:	/s/ THOMAS L. O’GRADY
Name:	THOMAS L. O’GRADY
Title:	Attorney-in-Fact

[SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

BANK OF AMERICA, N.A., as Lender

By:	/s/ Michael Lee
Name: Michael Lee
Title: Managing Director

[SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

EXHIBIT A

Term Sheet

EXECUTION VERSION

THIS TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OF HERCULES OFFSHORE, INC. OR ANY OF ITS AFFILIATES OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE, IT BEING UNDERSTOOD THAT SUCH A SOLICITATION WILL ONLY BE MADE IN COMPLIANCE WITH APPLICABLE PROVISIONS OF SECURITIES, BANKRUPTCY AND/OR OTHER APPLICABLE LAWS. NOTHING CONTAINED IN THIS TERM SHEET IS AN ADMISSION OF FACT OR LIABILITY OR SHALL BE DEEMED BINDING ON ANY OF THE HERO ENTITIES OR ANY MEMBER OF THE AD HOC GROUP, SUBJECT TO THE EXECUTION OF THE RSA.

HERCULES OFFSHORE, INC., ET AL.

PLAN TERM SHEET

This term sheet (the “Term Sheet”) describes the material terms of a proposed “pre-packaged” chapter 11 plan for the Debtors (as defined below). This Term Sheet is subject in all respects to the negotiation, execution and delivery of Definitive Documents1 subject to the terms of the restructuring support agreement (the “RSA”) between the HERO Entities and the members of the Ad Hoc Group (as defined below). This Term Sheet does not include a description of all the relevant terms and conditions of the transactions contemplated herein.

This Term Sheet shall not constitute an offer to buy, sell or exchange for any of the securities or instruments described herein. It also shall not constitute a solicitation of the same. Further, nothing herein constitutes a commitment to exchange any debt or lend funds to any of the HERO Entities.

This Term Sheet is proffered in the nature of a settlement proposal in furtherance of settlement discussions and is intended to be entitled to the protections of Rule 408 of the Federal Rules of Evidence and all other applicable statutes or doctrines protecting the use or disclosure of confidential information and information exchanged in the context of settlement discussions.

[1]	Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the RSA.

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EXECUTION VERSION

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS

Transaction Overview

Parties:	Hercules Offshore, Inc. (“HERO”) and its subsidiaries that are party to the First Lien Credit Agreement (as defined below), each of which shall be a party to the RSA (collectively with HERO, the “HERO Entities”).

The ad hoc group (the “Ad Hoc Group”) comprised of certain First Lien Lenders (as defined below) and listed on the signature pages attached to the RSA.

Transaction Summary:

Subject to the terms and conditions of this Term Sheet, the RSA and Definitive Documentation, HERO, each of the other HERO Entities that is a domestic United States entity (other than Hercules Liftboat Company, LLC and Hercules Offshore International, LLC) (collectively, the “Debtors”) shall restructure and implement a process to monetize their assets and wind-down their operations through a “pre-packaged” chapter 11 plan (the “Plan”), which shall be filed with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), in cases (the “Chapter 11 Cases”) commenced by the Debtors by no later than June 6, 2016 (the date on which the Chapter 11 Cases are commenced, the “Petition Date”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”).

Agreements entered into or terminated by the HERO Entities contemplating the sale of any of the HERO Entities’ vessels that secure the First Lien Claims shall be subject to the approval of the Requisite Consenting Lenders, whether entered into before, or during the Chapter 11 Cases, which consent of the Requisite Consenting Lenders shall not be unreasonably withheld.

In connection with that certain Amended and Restated Forbearance Agreement, dated May 26, 2016, by and between the HERO Entities, the Administrative Agent, and certain of the First Lien Lenders (the “Amended and Restated Forbearance Agreement”), the Escrow Agent (as defined in the First Lien Credit Agreement (as defined below)) shall distribute all the funds in the Escrow Account (as defined in the First Lien Credit Agreement) to the First Lien Agent to prepay amounts due under the First Lien Credit Agreement pursuant to Section III(d) of the Escrow Agreement (as defined in the First Lien Credit Agreement) and Section 2.10(a)(i) of the First Lien Credit Agreement (the “Escrow Release Payment”). If the First Lien Agent shall not have received the Escrow Release Payment by the date that is 3 business days after the delivery by the First Lien Agent of a written instruction to the Escrow Agent to distribute all of the funds in the Escrow Account to the First Lien Agent to prepay the Loans, the RSA shall be terminable by the Requisite Consenting Lenders.

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The Plan and the other Definitive Documents shall be substantially consistent in all respects with this Term Sheet and otherwise reasonably acceptable to the HERO Entities and the Requisite Consenting Lenders.

Current Capital Structure

First Lien Debt:

Indebtedness under that certain Credit Agreement, dated as of November 6, 2015 (as amended, modified or supplemented from time to time, the “First Lien Credit Agreement”), among HERO, as borrower, Jefferies Finance LLC, as administrative agent and collateral agent (the “First Lien Agent”), and the lenders from time to time party thereto (the “First Lien Lenders”), comprised of loans on the closing date of the First Lien Credit Agreement in an aggregate principal amount equal to $450 million. The indebtedness under the First Lien Credit Agreement is secured by a first priority security interest and lien upon substantially all of the HERO Entities’ personal and real property.

The claims arising under the First Lien Credit Agreement (the “First Lien Claims”) shall be scheduled as of the Petition Date and shall be deemed allowed claims (i) under the interim and final Cash Collateral Order (as defined below) and (ii) as of the Effective Date (as defined below) against the Debtors in an amount equal to the outstanding principal, plus interest (including post-petition interest), fees and other expenses and the Applicable Premium (as defined in the First Lien Credit Agreement) due thereon. As of the RSA Effective Date, the aggregate amount of First Lien Claims is $579 million (plus accrued and unpaid interest), prior to taking into account any prepayments thereon contemplated by the Amended and Restated Forbearance Agreement. Neither the First Lien Agent nor any of the First Lien Lenders shall be required to file proofs of claim in the Chapter 11 Cases on account of the First Lien Claims.

General Unsecured Claims:	Trade and other general unsecured ordinary course obligations of the Debtors, which are neither secured nor entitled to priority under the Bankruptcy Code or any order of the Bankruptcy Court, in an estimated aggregate amount of approximately $43 million as of the Petition Date (collectively, the “General Unsecured Claims”).

HERO Equity Interests:	Any “equity security” (as such term is defined in Bankruptcy Code section 101(16)) in HERO, including any issued or authorized but unissued share of common stock, preferred stock, or other instrument evidencing an ownership interest in HERO, whether or not transferable, and any option, warrant, or right, contractual or otherwise, to acquire any such interest in HERO (including any stock-based performance award, incentive stock option, restricted stock, restricted stock unit, stock appreciation right, dividend equivalent, or other stock based award) that existed immediately prior to the Effective Date, and any claim against HERO subordinated pursuant to Bankruptcy Code section 510(b) (collectively, the “HERO Equity Interests”). “HERO Common Stock” shall refer to the approximately 20 million of outstanding common shares that are publicly traded on the NASDAQ under the HERO ticker.

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Other Equity Interests:	Any HERO Equity Interests other than the HERO Common Stock.

Treatment of Claims and Interests

Administrative Claims: Unclassified – Non-Voting

“Administrative Claim” shall mean: a claim for costs and expenses of administration during the Chapter 11 Cases pursuant to sections 328, 330, 363, 364(c)(1), 365, 503(b) or 507(a)(2) of the Bankruptcy Code, including, (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Debtors’ estates and winding down the businesses of the Debtors (such as wages, salaries or commissions for services, and payments for goods and other services and leased premises); (b) Fee Claims (as defined below); and (c) all fees and charges assessed against the Debtors’ estates pursuant to sections 1911 through 1930 of chapter 123 of title 28 of the United States Code, 28 U.S.C. §§1-1401.

On or as soon as reasonably practicable after the effective date of the Plan (the “Effective Date”), each holder of an allowed Administrative Claim shall (i) receive cash equal to the full allowed amount of its claim, (ii) be paid in the ordinary course of business, or (iii) receive such other less favorable terms as may otherwise be agreed to by the holder of such Administrative Claim and the Debtors, in consultation with the Ad Hoc Group.

“Fee Claim” shall mean: a claim for professional services rendered or costs incurred on or after the Petition Date and on or prior to the Effective Date by professional persons retained by the Debtors pursuant to sections 327, 328, and/or 363 of the Bankruptcy Code in the Chapter 11 Cases.

Priority Tax Claims: Unclassified – Non-Voting

“Priority Tax Claim” shall mean: any secured or unsecured claim of a governmental unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

On or as soon as reasonably practicable after the Effective Date, each holder of an allowed Priority Tax Claim shall be treated in accordance with section 1129(a)(9)(C) of the Bankruptcy Code.

Priority Non-Tax Claims: Unimpaired – Deemed to Accept:

“Priority Non-Tax Claim” shall mean: any claim other than an Administrative Expense Claim or a Priority Tax Claim that is entitled to priority in payment as specified in section 507(a) of the Bankruptcy Code.

On or as soon as reasonably practicable after the Effective Date, each holder of an allowed Priority Non-Tax Claim shall receive cash equal to the full allowed amount of its claim or otherwise be left unimpaired, or receive such lesser treatment as may otherwise be agreed to by such holder, the Debtors, in consultation with the Ad Hoc Group.

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EXECUTION VERSION

Other Secured Claims: Unimpaired - Deemed to Accept	To the extent any other secured claims exist, on or as soon as practicable after the Effective Date, all such secured claims allowed as of the Effective Date, if not previously paid, shall, at the option of the Debtors and with the consent of the Requisite Consenting Lenders (which consent shall not be unreasonably withheld) be satisfied by either (i) payment in full in cash, (ii) reinstatement pursuant to section 1124 of the Bankruptcy Code, or (iii) such other recovery as may be necessary to satisfy section 1129 of the Bankruptcy Code.

First Lien Claims: Impaired – Entitled to Vote

If the class of HERO Common Stock votes to accept the Plan, each holder of a First Lien Claim shall receive its pro rata share of:

•      a non-interest bearing senior claim against the Wind Down Entity (as defined below) in the amount of $510 million plus accrued and unpaid interest on the First Lien Claims as of the Effective Date, less the Escrow Release Payment and any payments of principal or Applicable Premium under the First Lien Credit Agreement previously made to the First Lien Lenders during the Chapter 11 Cases (the “Acceptance Lender Wind Down Claim”); and

•      100% of the Class A interests (the “Class A Wind Down Entity Interests”) in the Wind Down Entity, which shall represent 85% of the Acceptance Wind Down Entity Interests (as defined below).

If the class of HERO Common Stock votes to reject the Plan, each holder of a First Lien Claim shall receive its pro rata share of:

a non-interest bearing senior claim against the Wind Down Entity in the amount of $579 million plus accrued and unpaid interest on the First Lien Claims as of the Effective Date, less the Escrow Release Payment and any payments of principal or Applicable Premium under the First Lien Credit Agreement previously made to the First Lien Lenders during the Chapter 11 Cases (the “Rejection Lender Wind Down Claim”). The “Lender Wind Down Claim” shall refer to whichever of the Acceptance Lender Wind Down Claim or the Rejection Lender Wind Down Claim arises based on the acceptance or rejection of the Plan by the class of HERO Common Stock.

General Unsecured Claims: Unimpaired – Deemed to Accept	Each holder of an allowed General Unsecured Claim, to the extent such holder’s claim has not been previously paid in the ordinary course of business pursuant to an order of the Bankruptcy Court, or otherwise, shall receive payment in full in cash on the later of (a) the Effective Date and (b) the date upon which such claim becomes due and owing.

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EXECUTION VERSION

Intercompany Claims: Unimpaired – Non-Voting	On or as soon as reasonably practicable after the Effective Date, all intercompany claims shall be adjusted, continued, or discharged to the extent agreed upon by the Debtors and the Requisite Consenting Lenders in their reasonable discretion.

HERO Common Stock: Impaired – Entitled to Vote

On the Effective Date, all existing HERO Common Stock shall be cancelled and of no further force and effect, whether surrendered for cancellation or otherwise. If the class of HERO Common Stock votes to accept the Plan, each holder of HERO Common Stock shall receive its pro rata share (calculated based on the total number of shares of HERO Common Stock) of:

(i)      $12.5 million of cash (the “Shareholder Effective Date Cash Distribution”) (subject to reduction by $450,000 for each full calendar day following the seventy-second (72nd) day after the Petition Date if the Confirmation Order is not a Final Order to the extent such delay is the result of actions taken directly or indirectly by holders of HERO Equity Interests, their representatives, and/or any other persons (including any HERO Entity) acting in concert with the holders of HERO Equity Interests, as reasonably determined by the Debtors and Requisite Consenting Lenders); and

(ii)     100% of the Class B interests (the “Class B Wind Down Entity Interests” and, together with the Class A Wind Down Entity Interests, the “Acceptance Wind Down Entity Interests”), which shall represent 15% of the Acceptance Wind Down Entity Interests.

If the class of HERO Common Stock votes to reject the Plan, each holder of HERO Common Stock shall receive its pro rata share (calculated based on the total number of shares of HERO Common Stock), of 100% of the Rejection Wind Down Entity Interests. The “Wind Down Entity Interests” shall refer to whichever of the Acceptance Wind Down Entity Interests or the Rejection Wind Down Entity Interests arise based on the acceptance or rejection of the Plan by the class of HERO Common Stock.

Other Equity Interests	On the Effective Date, all existing Other Equity Interests shall be cancelled and of no further force and effect, whether surrendered for cancellation or otherwise.

Intercompany Equity Interests: Impaired – Non-Voting

“Intercompany Equity Interest” shall mean an equity interest in a Debtor other than HERO.

On the Effective Date, Intercompany Equity Interests shall be cancelled and all assets of the Debtors shall vest in the Wind Down Entity.

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EXECUTION VERSION

Disputed Claim Reserve	One or more reserves shall be established in an amount or amounts reasonably acceptable to the Debtors and the Requisite Consenting Lenders and approved by the Bankruptcy Court for the administration and distribution on account of (i) Administrative Claims, (ii) Priority Tax Claims, (iii) Priority Non-Tax Claims, (iv) Other Secured Claims, or (v) General Unsecured Claims that are disputed as of the Effective Date (the “Disputed Claims Reserve”). The resolution of disputed Claims and payment of other post Effective Date Claims will be included in the duties and obligations of the Wind Down Entity. Any amounts remaining in the Disputed Claims Reserve or any other reserve upon the satisfaction of all relevant claims shall revest in the Wind Down Entity and shall be deemed as included in the Post-Effective Date Assets.

Release, Exculpation and Related Provisions

Releases:

To the fullest extent permitted by applicable law, the Plan shall include a full mutual release from liability in favor of (a) the Debtors, (b) the Wind Down Entity, (c) the non-Debtor subsidiaries, (d) the Ad Hoc Group and its members, (e) the First Lien Agent, (f) the First Lien Lenders, (g) each holder of HERO Common Stock that votes in favor of the Plan, (h) (i) if the class of HERO Common Stock votes to accept the Plan, each holder of HERO Common Stock or (ii) if the class of HERO Common Stock votes to reject the Plan, each Holder of HERO Common Stock except any Holder of HERO Common Stock that (A) votes to reject the Plan and submits a ballot indicating a decision to not participate in the releases, or (B) does not vote to accept or reject the Plan but timely submits a ballot indicating a decision to not participate in the releases; and (i) with respect to each of the foregoing entities in clauses (a) through (h), such entity’s respective current and former officers, directors, professionals, advisors, accountants, attorneys, investment bankers, consultants, employees, agents and other representatives, from any claims and causes of action related to or in connection with the HERO Entities and their subsidiaries, arising on or prior to the Effective Date (collectively, the “Releases”); provided, however, that no party shall be released from any claim or cause of action that was a result of such party’s gross negligence or willful misconduct as determined by a Final Order (as defined in the Plan).

Notwithstanding that the ballots provided to holders of HERO Common Stock will include an opt-out election with respect to the Releases by Holders of HERO Common Stock that vote against the Plan, the Debtors will use commercially reasonable efforts to obtain entry of the Confirmation Order which Confirmation Order shall provide that the Releases bind all holders of claims and interests to the Releases.

Exculpation:	To the fullest extent permitted by applicable law, the Plan shall include customary exculpation provisions in favor of the Debtors and their respective current and former officers and directors, professionals, advisors, accountants, attorneys, investment bankers, consultants, employees, agents, and other representatives, with respect to any liability relating to the Debtors or the Chapter 11 Cases arising prior to the Effective Date.

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EXECUTION VERSION

9019 Settlement	The Plan will incorporate a settlement under Bankruptcy Rule 9019 pursuant to which the Debtors and their estates will, to the fullest extent permitted by law, expressly release any and all claims to avoid, subordinate, setoff, reclassify, recharacterize or disallow in whole or in part the First Lien Claims and the Escrow Release Payment, whether under any provision of chapter 5 of the Bankruptcy Code, any equitable theory (including, without limitation, equitable subordination, equitable disallowance or unjust enrichment), or otherwise, and any other claims that the HERO Entities may be entitled to assert against the First Lien Agent and First Lien Lenders under any applicable law.

Director and Officer Indemnification:	Any obligations of the Debtors pursuant to their organizational documents to indemnify current and former officers, directors, agents, and/or employees (i) shall not be discharged or impaired by confirmation of the Plan and (ii) shall be deemed and treated as executory contracts to be assumed by the Debtors and assigned to the Wind Down Entity under the Plan.

Director and officer insurance (“D&O Insurance”) will continue in place for the directors and officers of all of the HERO Entities during the Chapter 11 Cases on existing terms. After the Effective Date, the Wind Down Entity shall not terminate or otherwise reduce the coverage under any director and officer insurance policies (including any “tail policy”) then in effect. Directors and officers shall be indemnified by the Wind Down Entity to the extent of such insurance. Any modifications, amendments, or the procuring of D&O Insurance shall require reasonable consent by the Requisite Consenting Lenders.

Other Terms and Conditions

Cash Collateral Order:

The Debtors shall use commercially reasonable efforts to obtain entry of interim and final cash collateral orders in form and substance reasonably acceptable to the Debtors, the Requisite Consenting Lenders and the First Lien Agent (the “Cash Collateral Order”), which shall be filed concurrently with the commencement of the Chapter 11 Cases.

Pursuant to the terms of the interim Cash Collateral Order, and following entry thereof by the Bankruptcy Court, the Debtors shall be authorized to make (i) an adequate protection payment equal to $35 million to the First Lien Agent for the benefit of the First Lien Lenders in partial payment of the principal amount due under the First Lien Credit Agreement, and (ii) monthly adequate protection payments to the First Lien Agent for the benefit of the First Lien

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EXECUTION VERSION

Lenders in an amount equal to accrued and unpaid prepetition or postpetition interest on the First Lien Claim calculated at the non-default rate under the First Lien Credit Agreement on the aggregate amount of the First Lien Claims.

Milestones:

The HERO Entities shall implement the transactions contemplated by this Term Sheet and the RSA on the following timeline:

•    The Debtors shall have commenced the solicitation of votes to accept or reject the Plan for holders of First Lien Claims and for holders of HERO Common Stock on or before May 31, 2016;

•    The Debtors shall have concluded the solicitation of votes to accept or reject the Plan and tabulated such votes on or before June 3, 2016 for holders of First Lien Claims and June 28, 2016 for holders of HERO Common Stock;

•    The Debtors shall have commenced the Chapter 11 Cases on or before 7:00 a.m. New York time on June 6, 2016;

•    The Bankruptcy Court shall have entered the interim Cash Collateral Order by the date that is three business days after the Petition Date;

•    The Bankruptcy Court shall have entered the final Cash Collateral Order in form and substance reasonably acceptable to the Debtors and the Requisite Consenting Lenders by the date that is thirty days after the Petition Date;

The Bankruptcy Court shall have established a limited claims bar date for specific contingent and unliquidated claims, including, but not limited to, any claims asserting liability for personal injury, and claims in an amount in excess of $300,000 (collectively, the “Specified Claims”), in form and substance reasonably acceptable to the Debtors and the Requisite Consenting Lenders, of on or before July 29, 2016; provided, however, that the Specified Claims shall specifically not include (i) claims of any taxing authorities; (ii) rejection damages claims; or (iii) any claims of the Executives (as defined below) or other employees who are parties to severance agreements with the Debtors; and the Executives and the other employees who are parties to severance agreements with the Debtors shall not be required to file any proofs of claim unless their applicable employment and/or severance agreements are rejected under the Plan by an order of the Court, which may be the Confirmation Order and such Executive or other employee has not been provided alternative severance compensation pursuant to the terms of the Plan or another agreement with the Debtors (with the consent of the Requisite Consenting Lenders) or the Wind Down Entity;

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•    The Bankruptcy Court shall have entered the Disclosure Statement Order and Confirmation Order by August 2, 2016;

•    The Plan shall have been consummated by August 16, 2016.

For the avoidance of doubt, the Debtors shall use commercially reasonable efforts to obtain the earliest possible date for hearing on confirmation of the Plan as the Bankruptcy Court may provide and the failure by the Debtors to satisfy any of the conditions set forth in this section entitled “Milestones” shall constitute an “Lender Termination Event” under section 11 of the RSA.

Marketing Process:

Throughout the Chapter 11 Cases, to the extent sale and purchase agreements for the HERO Entities’ assets have not been consummated, the Debtors and the other HERO Entities shall continue to market their vessels and residual assets for sale.

Pursuant to the terms of the Cash Collateral Order, all proceeds of sales of assets that secure repayment of amounts due to the First Lien Lenders and the First Lien Agent under the First Lien Credit Agreement during the pendency of the Chapter 11 Cases shall be distributed to the First Lien Agent to repay the First Lien Claims in accordance with the terms of the First Lien Credit Agreement; provided, however, that all proceeds of sales of assets owned by the non-Debtor subsidiaries shall first be used to satisfy the outstanding liabilities of such non-Debtor subsidiaries and the excess, if any, shall thereafter be distributed to the First Lien Agent to repay the First Lien Claims; and provided, further, that, to the extent that $420 million has been paid to the First Lien Lenders (inclusive of the Escrow Release Payment and any payments of principal or Applicable Premium under the First Lien Credit Agreement previously made to the First Lien Lenders during the Chapter 11 Cases, but exclusive of interest and periodic adequate protection payments other than adequate protection payments designated as principal payments or payments of Applicable Premium), subject to the immediately preceding proviso, the next $15 million in proceeds of asset sales shall be reserved by the Debtors for payment of the Shareholder Supplemental Cash Distribution (as defined below) in the event the class of HERO Common Stock has voted to accept the Plan (the “Shareholder Supplemental Cash Distribution Reserve”).

Wind Down Entity:	On the Effective Date, all of the Debtors’ remaining assets (including, but not limited to, HERO’s direct and indirect equity interests in its subsidiaries that do not commence Chapter 11 Cases, the “Post-Effective Date Assets”) shall be transferred to a wind down entity (the “Wind Down Entity”). The Plan shall provide that the Wind Down Entity will be a liquidating trust; provided that

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in the event that the Debtors and the Requisite Consenting Lenders agree on an alternative structure that provides tax efficiencies and lower costs, they shall use commercially reasonably efforts to modify the Plan and related documentation and obtain Court approval of the use of such an alternative Wind Down Entity structure. The Wind Down Entity shall be responsible for liquidating the Post-Effective Date Assets and distributing the proceeds of the liquidation of such assets in accordance with the terms provided herein (i.e., first to satisfy in full, in cash, the Lender Wind Down Claim and, thereafter, to the holders of Wind Down Entity Interests subject to the priorities otherwise set forth below if the class of HERO Common Stock votes to accept the Plan, if applicable). The Wind Down Entity shall be responsible for overseeing and administering (i) the termination of the Debtors’ qualified 401(k) retirement plans and any related trusts and the distribution of such plans’ assets to participants and for fulfilling statutory and regulatory requirements related to such plans and (ii) any statutory and regulatory requirements related to any terminated Debtor employee benefit plans. The Wind Down Entity shall establish at least three separate reserve accounts to hold funds in respect of (i) a Fee Claim reserve; (ii) the Disputed Claims Reserve and (iii) amounts necessary to satisfy allowed Administrative Claims, Priority Tax Claims, Priority Non-Tax Claims, Other Secured Claims, and General Unsecured Claims not otherwise paid on the Effective Date (collectively, the “Reserves”). After the Debtors make all payments required to be made on the Effective Date to the holders of Allowed Claims, fund the Reserves and, if applicable, pay the Shareholder Effective Date Distribution, the Debtors shall transfer to the Wind Down Entity 100% of the Debtors’ remaining cash on hand as of the Effective Date (the “Initial Wind Down Funding Amount”); provided, that the Initial Wind Down Funding Amount shall not exceed $85 million, and any cash on hand of the HERO Entities, in the aggregate, in excess of such amount shall be applied to reduce the First Lien Claims (and the original principal amount of the Lender Wind Down Claim) (as defined below) on the Effective Date; provided, further, that, to the extent the class of HERO Common Stock has voted to accept the Plan and payments on the First Lien Claims shall have reached $420 million (inclusive of the Escrow Release Payment and any payments of principal or Applicable Premium under the First Lien Credit Agreement previously made to the First Lien Lenders during the Chapter 11 Cases, but exclusive of interest and periodic adequate protection payments other than adequate protection payments designated as principal payments or payments of Applicable Premium) and the Shareholder Supplemental Cash Distribution Reserve has not already been established, such excess shall be used to fund the Shareholder Supplemental Cash Distribution until such distribution is satisfied in full and thereafter distributions shall be made in accordance with the Wind Down Entity Waterfall.

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EXECUTION VERSION

Following the Effective Date, the Wind Down Entity Board (as defined below), in accordance with its fiduciary duties and based on the advice of its advisors, shall establish a budget for (i) the reconciliation of any claims for which funds have been reserved in the Disputed Claims Reserve, (ii) the monetization of the Post-Effective Date Assets, (iii) the wind down of the HERO Entities’ business and operations and (iv) accomplishing all other objectives of the Wind Down Entity (the “Wind Down Budget”) not in excess of $85 million. In establishing the Wind Down Budget, the Wind Down Entity Board shall account for the use of any asset sale proceeds by any non-Debtor subsidiary to satisfy any claims against any HERO Entity during the pendency of the Chapter 11 Cases. In the event that the Initial Wind Down Funding Amount is greater than the cash requirements projected in the Wind Down Budget, the Wind Down Entity Board shall distribute such excess amount pro rata to the holders of the Lender Wind Down Claim. Before making any distributions provided herein, the Wind Down Entity Board shall make a good faith determination that it shall be retaining, after taking into account funds to be distributed, sufficient funding for (i) the reconciliation of any claims for which funds have been reserved in the Disputed Claims Reserve, (ii) the monetization of the Post-Effective Date Assets, (iii) the wind down of the HERO Entities’ business and operations and (iv) accomplishing all other objectives of the Wind Down Entity.

Key characteristics of the Wind Down Entity shall include the following:

•    The Wind Down Entity shall not be a public entity.

•    The Wind Down Entity shall have first-lien, first-priority security interests and liens on the assets of the entities owned directly and indirectly by the Wind Down Entity, as set forth and further described in the organizational and/or trust documents, as applicable, for the Wind Down Entity, which documents shall govern the distributions in respect of the Lender Wind Down Claim and the Wind Down Entity Interests; provided that such lien and security interests may be subject to certain permitted liens that were permitted under the First Lien Credit Agreement.

•    Specifically, with respect to the Lender Wind Down Claim: (a) such claim shall be memorialized in a separate instrument apart from the organizational documents of the trust, as applicable, governing the Wind Down Entity, and the organizational documents shall include an obligation to make payments in respect of the Lender Wind Down Claim on a priority basis in accordance with the Wind Down Entity Waterfall; (b) the

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Wind Down Entity shall be required to make distributions with respect to such claim to the extent of a sum certain absent a maturity date or remedies (other than the ability to assert a claim against the Wind Down Entity for breach of the organizational and/or trust documents, as applicable, governing the Wind Down Entity); and (c) the claims will be transferable in a manner generally consistent with those for syndicated loans, including that transferees of such claim affirmatively agree to be bound by the terms and conditions of the separate instrument governing the Lender Wind Down Claim.

•    The Wind Down Entity Interests shall not be transferable, shall not be certificated and otherwise shall be structured in accordance with applicable non-bankruptcy law such that such Wind Down Entity Interests shall not be deemed to be “securities” under U.S. securities law; provided, however, that, following the Effective Date, the Wind Down Entity Board shall have the discretion to take such steps as necessary to render some or all of the Wind Down Entity Interests transferable.

•    The day-to-day operations of the Wind Down Entity shall be run by a Wind Down Entity representative (the “Wind Down Entity Representative”) which may be a liquidating trustee, and which shall be appointed by the Requisite Consenting Lenders in their sole discretion; provided, that if the class of HERO Common Stock votes to reject the Plan the Wind Down Entity Representative shall be reasonably acceptable to the Debtors.

•    The Wind Down Entity shall be governed by its governing body, which shall consist of three members (the “Wind Down Entity Board”). If the class of HERO Common Stock votes to accept the Plan, each of the members of the Wind Down Entity Board will be designated by the Ad Hoc Group. If the class of HERO Common Stock votes to reject the Plan, the Wind Down Entity Board shall be comprised of the following members: (i) one member designated by the Requisite Consenting Lenders in their sole discretion; (ii) one member designated by the Requisite Consenting Lenders, who shall be reasonably acceptable to the Debtors; and (iii) one member designated by the Debtors, who shall be reasonably acceptable to the Requisite Consenting Lenders.

•    Any actions or decisions of the Wind Down Entity Board shall be approved by a majority of the members of the Wind Down Entity Board.

•    The members of the Wind Down Entity Board and the Wind Down Entity Representative shall have fiduciary duties similar to those of an official committee of unsecured creditors in a chapter 11 case; provided, that the Wind Down Entity Board and the Wind Down Entity representative shall exercise their fiduciary duties in such a manner as to cause the Lender Wind Down Claim to be repaid as soon as reasonably practicable under the circumstances.

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•    The following shall be the “Wind Down Entity Waterfall”: If the class of HERO Common Stock votes to accept the Plan, the Wind Down Entity shall make distributions to holders of Wind Down Entity Interests as follows: (i) after $420 million has been paid to the First Lien Lenders in the aggregate on (x) the First Lien Claims (inclusive of the Escrow Release Payment and any payments of principal or Applicable Premium under the First Lien Credit Agreement previously made to the First Lien Lenders during the Chapter 11 Cases, but exclusive of interest and periodic adequate protection payments other than adequate protection payments designated as principal payments or payments of Applicable Premium) and (y) the Acceptance Lender Wind Down Claim, to the extent not already paid, the next $15 million shall be paid to holders of the Class B Wind Down Entity Interests (the “Shareholder Supplemental Cash Distribution”); and (ii) after payment in full of the Acceptance Lender Wind Down Claim: (a) until such time as the holders of the Class A Wind Down Entity Interests have received $20 million on account of such Class A Wind Down Entity Interests, distributions shall be made pro rata to the holders of the Acceptance Wind Down Entity Interests; (b) once the holders of the Class A Wind Down Entity Interests have received $20 million on account of such Class A Wind Down Entity Interests, the next $3 million in distributions shall be made to the holders of the Class B Wind Down Entity Interests; (c) after the Class B Wind Down Entity Interests have received such $3 million, the next $3 million in distributions shall be made to the holders of the Class A Wind Down Entity Interests; and (d) after the holders of the Class A Wind Down Entity Interests have received such $3 million, pro rata to the holders of the Acceptance Wind Down Entity Interests.

If the class of HERO Common Stock votes to reject the Plan, the Wind Down Entity shall make distributions to holders of Wind Down Entity Interests pro rata after payment in full of the Rejection Lender Wind Down Claim.

•    Except as provided herein, unless and until the Lender Wind Down Claim has been paid in full in cash, no distributions shall be made on account of the Wind Down Entity Interests.

The organizational and/or trust documents, as applicable, for the Wind Down Entity and a list of the names of the individuals who shall comprise the Wind Down Entity Board and the Wind Down Entity representative shall be filed with the Bankruptcy Court as exhibits in the Plan Supplement (as defined below), the form and substance of which shall be reasonably acceptable to the Debtors and the Requisite Consenting Lenders.

14

EXECUTION VERSION

Any amounts remaining in the applicable Reserves after the final satisfaction of the Claims subject thereto, shall be released to the Wind Down Entity and constitute Post-Effective Date Assets.

Upon the conclusion of the liquidation of the Post-Effective Date Assets and the dissolution of the Wind Down Entity, the Wind Down Entity shall distribute any remaining proceeds from the sale of the Post-Effective Date Assets and any remaining Wind Down Funding Amount (a) first, to satisfy the remaining amount of the Lender Wind Down Claim, if any, and (b) then, to the holders of the Wind Down Entity Interests in accordance with their respective interests—subject to the priorities otherwise set forth herein if the Class of HERO Common Stock votes to accept the Plan, if applicable.

Severance and Incentive Plan:	The Plan shall provide that upon the Effective Date, each of John Rynd, Troy Carson, Beau Thompson, Son Vann, Charlie Lestage and John Wasmuth (each an “Executive”) will waive his rights and entitlement under his existing employment agreement other than for any unpaid base salary, unpaid benefits and unpaid expense reimbursements due thereunder, and in lieu thereof will be entitled to the following payments, subject to such Executive having continued his employment with the Debtors until the Effective Date, or such Executive having been terminated without Cause (as defined in such Executive’s employment agreement) prior to the Effective Date: (i) on the Effective Date, payment of an amount equal to one times his current annual base salary; (ii) upon the later of (x) the Effective Date, (y) December 31, 2016 or (z) entry into a definitive agreement for the sale of the Hercules Triumph or the Hercules Resilience (the “Second Payment Trigger Date”), payment of an amount of such Executive’s annual bonus in respect of 2015 that was paid in 2016 (the “Bonus Amount”); (iii) so long as an Executive is employed by the Wind Down Entity after the Effective Date, for any period that the Executive is so employed during the period from the Effective Date through December 31, 2016, such Executive shall be compensated for his continued employment at a rate of 150% of his current base salary (with 125% of his current base salary paid current and 25% deferred until the Second Payment Trigger Date (the “Deferral Compensation”)) and for any period of employment from and after December 31, 2016 on such terms as may be agreed to by the Wind Down Entity and the Executive; and (iv) on the Effective Date, payment of an amount equal to $24,000 per Executive, representing an amount equal to one times his current annual cost of benefits; provided, however, that the amounts paid pursuant to the foregoing clauses (i) and (ii) shall in no event exceed $3.6 million in the aggregate. For the avoidance of doubt, in the event an Executive resigns without “Executive Cause” (which shall mean the failure of the Wind Down Entity to pay such

15

EXECUTION VERSION

Executive his compensation when due in accordance with the terms hereof or if the Executive is asked to perform any services that are immoral, illegal or unethical) prior to the Effective Date or is terminated for Cause prior to the Effective Date, the Executive shall forfeit his rights to the payments contemplated hereby and, in the event an Executive resigns without Executive Cause or is terminated for Cause prior to the Second Payment Trigger Date, the Executive shall forfeit his rights to the Bonus Amount and the Deferral Compensation, but shall retain his rights to assert claims under his existing employment agreement, subject to, among other things, the provisions of Bankruptcy Code section 502(b)(7). Any employment contract or similar benefits contract between any executive, contractor or other employee that is not an Executive and any Debtor shall be rejected immediately prior to the Effective Date of the Plan unless otherwise agreed among such executive, contractor or other employee and the Requisite Consenting Lenders.

Executory Contracts and Unexpired Leases:	Executory contracts and unexpired leases shall be treated in a manner reasonably acceptable to the Debtors and the Requisite Consenting Lenders.

Conditions to Consummation:

The Plan shall contain customary conditions to consummation of the Plan and such other conditions as are agreed to by the Debtors and the Requisite Consenting Lenders, including, without limitation, the following:

•    Each of the Plan, the disclosure statement with respect to the Plan (the “Disclosure Statement”) and the plan supplement (the “Plan Supplement”) (including any amendments, modifications, supplements, exhibits or schedules related to any of the foregoing) and any other Definitive Documents shall be substantially consistent in all respects with the terms and conditions of this Term Sheet and the RSA, as applicable, and otherwise in form and substance reasonably satisfactory in all respects to the Debtors and the Requisite Consenting Lenders, including with respect to any modifications, amendments, or supplements to such Definitive Documents, provided that each of the organizational, governance and exit credit documents contemplated by this Term Sheet and the RSA shall be substantially consistent in all material respects with this Term Sheet and the RSA and reasonably acceptable to the Requisite Consenting Lenders in all respects (it being understood that any objection by the Requisite Consenting Lenders to any provision of the organizational, governance or exit credit documents contemplated by the RSA and this Term Sheet that would materially and adversely affect the recoveries of the First Lien Lenders contemplated therein, or to have a material and adverse impact on the governance structure of the Wind Down Entity shall be deemed to be reasonable).

16

EXECUTION VERSION

•    The order confirming the Plan and approving the Disclosure Statement (the “Confirmation Order”) shall be a Final Order and shall have been entered in a form that is substantially consistent in all respects with the terms and conditions of this Term Sheet and the RSA, as applicable, and otherwise reasonably acceptable to the Debtors and the Requisite Consenting Lenders;

•    All actions, documents and agreements necessary to consummate the Plan shall have been effected or executed and delivered to the required parties and, to the extent required, filed with the applicable government units in accordance with applicable law;

•    The special claims bar date shall have occurred in accordance with the terms of this Term Sheet, and the aggregate amount of all Specified Claims not otherwise previously estimated by the Debtors in their schedule of Specified Claims shall be (i) as agreed by the Debtors and the relevant claimant, with the consent of the Requisite Consenting Lenders, or (ii) allowed for estimation purposes only (but as an aggregate cap on the amount that may be distributed on account of such Specified Claims) by an order of the Bankruptcy Court (the “Unscheduled Specified Claims”).

•    The amount of the Specified Claims estimated by the Debtors in their schedule of Specified Claims filed with the Bankruptcy Court plus the amount of the Unscheduled Specified Claims shall not exceed $33 million; provided that such condition to consummation may be waived by the Requisite Consenting Lenders in their sole discretion;

•    The RSA shall not have been terminated in accordance with its terms; and

•    The Amended and Restated Forbearance Agreement shall not have been terminated in accordance with its terms.

For the avoidance of doubt, failure by the Debtors to satisfy any of the conditions set forth in this section entitled “Conditions to Consummation” shall constitute an “Lender Termination Event” under section 11 of the RSA.

Restructuring Expenses:	The Debtors shall pay all reasonable and documented fees and expenses of Kirkland & Ellis LLP, as counsel to the Ad Hoc Group, White & Case LLP, as counsel to Luminus Management LLC and Soros Fund Management LLC, and one local counsel to the Ad Hoc Group, and reasonable and documented fees and expenses of other

17

EXECUTION VERSION

professionals retained by the Ad Hoc Group that have executed engagement letters with the Debtors, as well as reasonable fees and expenses incurred by the First Lien Agent, including King and Spalding LLP, as restructuring counsel, White & Case LLP, as counsel with respect to the administration of the First Lien Credit Agreement and the other Loan Documents (as defined in the First Lien Credit Agreement), special maritime counsel and one local counsel, in each case incurred in connection with the Restructuring.

Reservation of Rights:	Nothing herein shall be deemed an admission of any kind. If the Restructuring is not consummated for any reason, the HERO Entities, the Ad Hoc Group and the First Lien Agent fully reserve any and all of their respective rights.

Definitive Documents and Due Diligence:	This Term Sheet is non-binding and indicative. Any final agreement shall be subject to Definitive Documents, pleadings, court submissions and other documents, as well as additional legal, financial, tax and business due diligence, each substantially consistent in all respects with the terms of this Term Sheet and the RSA. The Definitive Documents shall be substantially consistent in all respects with the terms of this Term Sheet and the RSA and otherwise in form and substance reasonably acceptable in all respects to the Debtors and the Requisite Consenting Lenders, including with respect to any modifications, amendments, or supplements to such Definitive Documents, provided that each of the organizational, governance and exit credit documents contemplated by this Term Sheet and the RSA shall be substantially consistent in all material respects with this Term Sheet and the RSA and reasonably acceptable to the Requisite Consenting Lenders in all respects (it being understood that any objection by the Requisite Consenting Lenders to any provision of the organizational, governance or exit credit documents contemplated by the RSA and this Term Sheet that would materially and adversely affect the recoveries of the First Lien Lenders contemplated therein, or to have a material and adverse impact on the governance structure of the Wind Down Entity shall be deemed to be reasonable).

18

EXHIBIT B

Form of Transfer Agreement

Transfer Agreement & Joinder

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the (i) Restructuring Support Agreement, dated as of May [        ], 2016 (the “Agreement”), by and among (x) Hercules Offshore, Inc., a Delaware corporation, and each of its direct and indirect subsidiaries party thereto, (y) [TRANSFEROR’S NAME] (“Transferor”) and (z) certain other First Lien Lenders and, in certain cases, holders of HERO Common Stock, party thereto, and (ii) the Amended and Restated Forbearance Agreement and (x) agrees to be bound by the terms and conditions of the Agreement and the Amended and Restated Forbearance Agreement to the extent Transferor was thereby bound, (ii) hereby makes all representations and warranties made in the Agreement and the Amended and Restated Forbearance Agreement by all other Ad Hoc Group Members and Lenders (as defined in the Agreement and the Amended and Restated Forbearance Agreement, respectively), and (iii) shall be deemed an Ad Hoc Group Member under the terms of the Agreement. The Transferee is acquiring First Lien Claims2 from Transferor in the amounts set forth on Schedule 1 hereof. All notices and other communications given or made pursuant to the Agreement and the Amended and Restated Forbearance Agreement shall be sent to the Transferee at the address set forth in the Transferee’s signature below.

Date Executed:
[TRANSFEREE]

By:
Name:
Title:

Address:

Attn:
Fax:
Email:

[2]	Note: If Transferee also is acquiring or owns HERO Equity Interests, add a reference to that effect here.